UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a 12

TRUE RELIGION APPAREL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TRUE RELIGION APPAREL, INC.
2263 E. Vernon Avenue
Vernon, California 90058
(323) 266-3072

May 4, 2010

Dear Stockholder:

        Our Annual Meeting of stockholders will be held at our corporate headquarters located at 2263 E. Vernon Avenue, Vernon, California 90058, at 10:00 a.m., local time, on June 22, 2010. The formal notice for our Annual Meeting and our Proxy Statement are attached.

        Each of the proposals to be presented at our Annual Meeting is described in the attached notice of our Annual Meeting and Proxy Statement. We encourage you to carefully review our Proxy Statement, which discusses each of the proposals in more detail.

        Your vote is important. Whether or not you plan to attend the meeting, it is important that your shares of common stock be represented and voted at our Annual Meeting. Instructions on the enclosed proxy card will tell you how to cast your vote. The accompanying Proxy Statement explains more about proxy voting. Please read it carefully.

        We look forward to seeing you on June 22, 2010.

                      Sincerely,

                      Jeffrey Lubell
                      Chairman of the Board, Chief Executive Officer and Chief Merchant

TRUE RELIGION APPAREL, INC.
2263 E. Vernon Avenue
Vernon, California 90058
(323) 266-3072

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS

TIME	10:00 a.m. local time on June 22, 2010
PLACE	2263 E. Vernon Avenue Vernon, California 90058
ITEMS OF BUSINESS	(1) To elect seven members of the Board of Directors to serve for the ensuing year or until their successors are duly elected and qualified.
(2) To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2010.
(3) To transact such other business as may properly come before the Annual Meeting or at any adjournment or postponement thereof.
RECORD DATE	You can vote if, at the close of business on April 26, 2010, you were a holder of record of our common stock.
PROXY VOTING
All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, you are urged to vote promptly by signing and returning the enclosed proxy card or, if you hold your shares in street name, by accessing the World Wide Web site indicated on the voting instructions accompanying your proxy card to vote via the Internet.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 22, 2010

The Notice of Meeting, proxy statement and proxy card are available at http://investor.truereligionbrandjeans.com.

April 29, 2010
Peter F. Collins Chief Financial Officer and Assistant Secretary

TRUE RELIGION APPAREL, INC.
2263 E. Vernon Avenue
Vernon, California 90058
(323) 266-3072

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 22, 2010

        These proxy materials are delivered in connection with the solicitation by the Board of Directors (referred to as the "Board") of True Religion Apparel, Inc., a Delaware corporation (referred to as the "Company," "we" or "us"), of proxies to be voted at our 2010 Annual Meeting of Stockholders (the "Annual Meeting") and at any adjournments or postponements thereof.

        You are invited to attend the Annual Meeting on June 22, 2010 at our corporate headquarters located at 2263 E. Vernon Avenue, Vernon, California 90058, beginning at 10:00 a.m. local time.

        This Proxy Statement and form of proxy are being mailed to stockholders commencing on or about May 7, 2010. Our 2010 Annual Report, which is not part of the proxy solicitation materials, is also enclosed.

Q.    Who is entitled to vote at the Annual Meeting?

A.
Holders of record of our common stock at the close of business on April 26, 2010 are entitled to vote at the Annual Meeting, which we refer to as the "Record Date." As of the Record Date, there were 25,516,729 shares of our common stock outstanding and approximately 65 holders of record. Stockholders are entitled to cast one vote per share on each matter presented for consideration and action at the Annual Meeting.

Q.    What is the purpose of the Annual Meeting?

A.
At the Annual Meeting, stockholders will consider and vote upon the following matters:

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Election of seven directors to our Board of Directors;

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Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2010; and

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Such other matters as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Q.    How does the Board of Directors recommend that I vote?

A.
Our Board of Directors recommends that you vote:

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"FOR" the election of the Company's nominees to the Board of Directors;

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"FOR" ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2010.

Q.    How can I vote my shares in person at the Annual Meeting?

A.
If your shares are registered directly in your name with the American Stock Transfer and Trust Company, our "Transfer Agent," you are considered the stockholder of record with respect to those shares and the proxy materials, including the proxy card, are being sent directly to you by the Company. As the stockholder of record, you have the right to vote in person at the Annual Meeting. If you choose to do so, you can bring the enclosed proxy card or vote using the ballot provided at the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you vote your shares in advance as described below so that your vote will be counted if you decide later not to attend the Annual Meeting.

  Most of our stockholders hold their shares in street name through a broker, bank or other nominee rather than directly in their own name. In that case, you are considered the beneficial owner of shares held in street name, and the proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you are also invited to attend the Annual Meeting. Because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a "legal proxy" from the broker, bank or nominee that holds your shares, giving you the right to vote the shares at the meeting. You will need to contact your broker, bank or nominee to obtain a legal proxy, and you will need to bring it to the Annual Meeting in order to vote in person.

Q.    How can I vote my shares without attending the Annual Meeting?

A.
Whether you hold shares in your name or through a broker, bank or other nominee, you may vote without attending the Annual Meeting. You may vote by granting a proxy or, for shares held through a broker, bank or other nominee, by submitting voting instructions to that nominee. For shares held through a broker, bank or other nominee, follow the instructions on the voting instruction card included with your voting materials. If you provide specific voting instructions, your shares will be voted as you have instructed and as the proxy holders may determine within their discretion with respect to any other matters that properly come before the Annual Meeting.

  A number of brokerage firms and banks offer Internet voting options. Specific instructions to be followed by owners of shares of common stock held in street name are set forth on the voting instruction card accompanying your proxy card. The Internet voting procedures are designed to authenticate stockholders' identities, to allow stockholders to give their voting instructions and to confirm that stockholders' instructions have been recorded properly. Stockholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from telephone companies and Internet access providers that must be borne by the stockholder.

Q.    What happens if additional matters are presented at the Annual Meeting?

A.
Other than the two items of business described in this Proxy Statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxies, Jeffrey Lubell and Peter F. Collins, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting.

Q.    What happens if I do not give specific voting instructions?

A.
If you hold shares in your name, and you sign and return a proxy card without giving specific voting instructions, the proxy holders will vote your shares in the manner recommended by our Board of Directors on all matters presented in this Proxy Statement, and, with respect to any other matters that properly come before the Annual Meeting, as the proxy holders may determine in their discretion.

  If you hold your shares through a broker, bank or other nominee and you do not provide your broker with specific voting instructions, your broker may vote your shares only with respect to certain matters considered routine.

  Specifically, your broker may not vote on the election of directors if you do not furnish instructions for that proposal. This reflects a change in the applicable rules and differs from our previous annual meetings. You should use the voting instruction card provided by the institution that holds your shares to instruct your broker to vote your shares or else your shares will be considered broker non-votes.

  Broker non-votes are shares held by brokers or nominees as to which voting instructions have not been received from the beneficial owners or the persons entitled to vote those shares and the broker or nominee does not have discretionary voting power under rules applicable to broker-dealers. Under these rules, the proposal to elect directors is not an item on which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions.

  Your broker may vote in its discretion on the ratification of the appointment of our independent registered public accounting firm if you do not furnish instructions.

Q.    What is the quorum requirement for the Annual Meeting?

A.
A majority of the Company's outstanding shares as of the Record Date must be present, in person or by proxy, at the Annual Meeting in order to hold the Annual Meeting and conduct business. This is called a quorum. Your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against, withheld or abstained, if you:

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are present and vote at the Annual Meeting; or

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properly submit a proxy card or vote over the Internet.

  Broker non-votes are counted as present for the purpose of determining the existence of a quorum at the Annual Meeting.

Q.    How can I change my vote after I return my proxy card?

A.
If you are a stockholder of record, there are three ways you can change your vote or revoke your proxy after you have sent in your proxy form.

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First, you may send a written notice to True Religion Apparel, Inc., c/o Office of Assistant Secretary, 2263 E. Vernon Avenue, Vernon, California 90058, stating that you would like to revoke your proxy.

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Second, you may complete and submit a new proxy form. Any earlier proxies will be revoked automatically.

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Third, you may attend the Annual Meeting and vote in person. Any earlier proxy will be revoked. However, attending the Annual Meeting without voting in person will not revoke your proxy.

  If your shares are held in street name and you have instructed a broker or other nominee to vote your shares, you must follow directions from your broker or other nominee to change your vote.

Q.    What is the voting requirement to approve each of the items?

A.	Item 1—Election of directors	The persons receiving the highest number of "FOR" votes at the Annual Meeting will be elected
	Item 2—Ratification of appointment of independent registered public accounting firm	To be approved by the stockholders, this item must receive the affirmative "FOR" vote of a majority of the votes cast on this item at the Annual Meeting

Q.    Where can I find the voting results of the Annual Meeting?

A.
The preliminary voting results will be announced at the Annual Meeting. We intend to publish the final voting results in our current report on Form 8-K within four business days of the Annual Meeting, unless final results are unavailable in which case we will publish the preliminary results in that current report on Form 8-K. If final results are not filed with our current report on Form 8-K to be filed within four business days of the Annual Meeting, the final results will be published in an amendment to our current report on Form 8-K within four business days after the final voting results are known.

Q.    How can I obtain a separate set of proxy materials?

A.
To reduce the expense of delivering duplicate proxy materials to our stockholders who may have more than one common stock account, we are delivering only one set of the 2009 Annual Report and the Proxy Statement to certain stockholders who share an address, unless otherwise requested. A separate proxy card is included in the proxy materials for each of these stockholders. If you share an address with another stockholder and have received only one set of proxy materials, you may write or call us to request to receive a separate copy of these materials at no cost to you. Similarly, if you share an address with another stockholder and have received multiple copies of our proxy materials, you may write or call us to request future delivery of a single copy of these materials. You may contact us regarding these matters by writing or calling us at:

  True Religion Apparel, Inc.
  2263 E. Vernon Avenue
  Vernon, California 90058
  (323) 266-3072
  Attn: Chief Financial Officer

Q.    Who pays for the cost of this proxy solicitation?

A.
We will pay the costs of the solicitation of proxies. We may reimburse brokerage firms and other persons for expenses incurred in forwarding the voting materials to their customers who are beneficial owners and obtaining their voting instructions. In addition to soliciting proxies by mail, our board members, officers and employees may solicit proxies on our behalf, without additional compensation, personally or by telephone.

Q.
Can I access the Notice of Annual Meeting, Proxy Statement and 2009 Annual Report on the internet?

A.
The Notice of Annual Meeting, Proxy Statement and 2009 Annual Report are available on our website at http://investor.truereligionbrandjeans.com.

Q.    Is there a list of stockholders entitled to vote at the Annual Meeting?

A.
The names of stockholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten days prior to the Annual Meeting for any purpose relevant to the Annual Meeting, between the hours of 9:00 a.m. and 5:00 p.m., at our principal executive offices by contacting the Assistant Secretary of the Company.

Q.
What is the deadline to propose actions for consideration at next year's annual meeting?

A.
To be considered for inclusion in our proxy statement for the 2011 annual meeting of stockholders, stockholder proposals must be received at our offices no later than the close of business January 4, 2011. Proposals must comply with Rule 14a-8 under the Securities Exchange Act of 1934, and must be submitted in writing to True Religion Apparel, Inc., c/o Office of Assistant Secretary, 2263

  E. Vernon Avenue, Vernon, California 90058. If the Company's 2011 annual meeting is advanced or delayed more than 30 days from the date of the 2010 annual meeting, stockholder proposals intended to be included in the proxy materials for the 2011 annual meeting must be received by the Company within a reasonable time before the Company begins to print and mail the proxy materials for the 2011 annual meeting.

In addition, our bylaws require that, if a stockholder desires to introduce a stockholder proposal or nominate a director candidate from the floor of the 2011 annual meeting of stockholders, the stockholder must submit that proposal or nomination in writing to the Company's Assistant Secretary at the above address after February 22, 2011 and no later than March 24, 2011. The written proposal or nomination must comply with our bylaws. The Chairman of the meeting may refuse to acknowledge or introduce any stockholder proposal or the nomination of any person made after March 24, 2011, or that does not comply with our bylaws. If a stockholder fails to meet these deadlines or satisfy the requirements of Rule 14a-4 under the Securities Exchange Act of 1934, the proxies we solicit allow us to vote on those proposals as we deem appropriate. If a stockholder who presents a proposal does not appear at the annual meeting to present it, the proposal will be disregarded, notwithstanding that proxies in respect of the proposal may have been received by the Company. You can find a copy of our bylaws in the Investor Relations section of the Company's website (www.truereligionbrandjeans.com) by clicking on Corporate Governance and then Governance Documents or you may obtain a copy by submitting a request to True Religion Apparel, Inc., c/o Office of Assistant Secretary, 2263 E. Vernon Avenue, Vernon, California 90058.

Q.    How do I recommend a candidate for election as a director?

A.
Stockholders who wish to recommend a candidate for election as a director at our 2011 annual meeting must submit their recommendations no earlier than February 22, 2011, and no later than March 24, 2011. Stockholders may recommend candidates for consideration by the Board of Directors' Nominating and Corporate Governance Committee by providing written notice to True Religion Apparel, Inc., c/o Office of Assistant Secretary, 2263 E. Vernon Avenue, Vernon, California 90058. The written notice must provide the candidate's name, age, business and residence addresses, biographical data, including principal occupation, qualifications, the number and class of our shares, if any, beneficially owned by the candidate, and all other information regarding candidates required by Section 14 of the Securities Exchange Act of 1934, as amended, which we refer to as the "Exchange Act," and the rules and regulations promulgated thereunder. A written statement from the candidate consenting to be named as a candidate and, if nominated and elected, to serve as a director should accompany any stockholder recommendation. Any stockholder who wishes to recommend a nominee for election as director must also provide his, her or its name and address, the number and class of shares beneficially owned by the stockholder, a description of all arrangements or understandings relating to the nomination among the stockholder making the nomination, the proposed nominee and any other person or persons (including their names), and all other information regarding the stockholder required by Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

Q.    How can I communicate with the Board of Directors?

A.
Stockholders may communicate with the Board of Directors by sending a letter to the Board of Directors of True Religion Apparel, Inc., c/o Office of Assistant Secretary, 2263 E. Vernon Avenue, Vernon, California 90058. Each communication must contain a clear notation indicating that it is a "Stockholder—Board Communication" or "Stockholder—Director Communication," and each communication must identify the author as a stockholder. The office of the Assistant Secretary will receive the correspondence and forward it to the Chairman of the Board or to any individual director or directors to whom the communication is directed, unless the communication is unduly hostile, threatening, illegal, does not reasonably relate to us or our business, or is similarly inappropriate. The office of the Assistant Secretary has authority to discard any inappropriate communications or to take other appropriate actions with respect to any inappropriate communications.

ITEM 1:    ELECTION OF DIRECTORS

        Our Board of Directors consists of seven members, six of whom are independent within the director independence standards of the NASDAQ Global Market, or NASDAQ. On the recommendation of our Nominating and Governance Committee, we are proposing to re-elect all of the existing Board members. Consequently, at the Annual Meeting, a total of seven directors will be elected to hold office until the 2011 annual meeting of stockholders or until their successors have been elected and qualified.

Vote Required

        The seven director nominees receiving the most votes at the Annual Meeting will be elected. The Board recommends that you vote "FOR" the election of each of the nominees listed below.

        Unless otherwise instructed, the proxyholders will vote the proxies received by them for the seven nominees named below. If any of our nominees is unable or declines to serve as a director at the time of the Annual Meeting, the Board may designate a substitute nominee or reduce the size of the Board. If the Board designates a substitute nominee, the proxies will be voted for such nominee. It is not presently expected that any of the nominees named below will be unable or will decline to serve as a director.

        The Board proposes the election of the following nominees as directors:

Jeffrey Lubell Joseph Coulombe Robert L. Harris, II Mark S. Maron	Marcello Bottoli G. Louis Graziadio, III Seth R. Johnson

        If elected, the foregoing seven nominees are expected to serve until the 2011 annual meeting of stockholders. The seven nominees for election as directors at the Annual Meeting who receive the highest number of affirmative votes will be elected.

        The principal occupation and certain other information about the nominees and certain executive officers are set forth on the following pages.

        THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES LISTED ABOVE.

DIRECTORS AND EXECUTIVE OFFICERS

        The following tables set forth certain information with respect to our directors and officers. The following persons serve as our directors:

Directors	Age	Present Position
Jeffrey Lubell	54	Chairman of the Board, Chief Executive Officer and Chief Merchant
Marcello Bottoli	48	Director
Joseph Coulombe	79	Director
G. Louis Graziadio, III	60	Director
Robert L. Harris, II	51	Director
Seth R. Johnson	56	Director
Mark S. Maron	54	Director

        The following persons serve as our executive officers:

Executive Officers	Age	Present Position
Jeffrey Lubell	54	Chairman of the Board, Chief Executive Officer and Chief Merchant
Michael F. Buckley	46	President
Lynne Koplin	54	Chief Operating Officer
Peter F. Collins	45	Chief Financial Officer

        Our executive officers are appointed by and serve at the discretion of the Board. There are no family relationships between any director and any executive officer.

        Jeffrey Lubell, age 54, has served as our Chairman of the Board of Directors, Chief Executive Officer and Chief Merchant since June 2003. Mr. Lubell is also Chief Executive Officer of our wholly owned subsidiary company, Guru Denim, Inc., a company founded by Mr. Lubell in November 2002. From 2001 to May 2002, Mr. Lubell was the President and Creative Director (Men's) of Hippie Jeans based in Commerce, California, where Mr. Lubell was responsible for creative design concepts and establishing and managing the company's presence at national and regional trade shows. From 1998 to 2001, Mr. Lubell was the Vice President and Creative Director of Jefri Jeans & Bella Dahl based in Los Angeles, California. From 1978 to 1998, Mr. Lubell was the President and CEO of Jeffrey Lubell Textiles, based in Los Angeles, California, a textile design and distribution firm that Mr. Lubell founded. With over 30 years of multifaceted experience in the textile industry, including both creative and managerial roles, Mr. Lubell brings a combination of business skill and innovation to the Board of Directors. His past positions have afforded him unique insights into the operational, promotional, branding and creative requirements of a high-end textile company.

        Marcello Bottoli, age 48, has been a Director since March 2009. Mr. Bottoli served as Chief Executive Officer of Samsonite Corporation from March 2004 through January 2009. From September 2001 until March 2004, Mr. Bottoli served as division Chief Executive Officer at Louis Vuitton Malletier S.A. Prior to Louis Vuitton, Mr. Bottoli was Executive Vice President of Reckitt Benckiser PLC. Mr. Bottoli currently serves on the board of directors of International Flavors & Fragrances, Inc. (NYSE:IFF), a global creator of flavors and fragrances, and Ratti SpA, an Italian fashion textile company. Mr. Bottoli's international management experience in the field of consumer products generally, and premium brands in particular, as both an executive and director brings an additional perspective to the Board related to international business and the global consumer market.

        Joseph Coulombe, age 79, has been a Director since May 2005. Mr. Coulombe has been engaged in independent management consulting since April 1995. Previously, he was employed in an executive capacity by several retailing and grocery businesses, and as an independent business consultant. From February 1995 to April 1995, Mr. Coulombe served as President and Chief Executive Officer of Sport Chalet, Inc., a sporting goods retailer. From February 1994 to January 1995, Mr. Coulombe served as

Chief Executive Officer of Provigo Corp., a wholesale and retail grocer. Mr. Coulombe is the founder of Trader Joe's, a specialty food grocery chain, and served as its Chief Executive Officer from 1957 to 1989. Mr. Coulombe also serves as a member of the Board of Directors of Cost Plus, Inc. With more than 50 years of business experience, both building his own enterprise and advising others as a consultant, Mr. Coulombe is a skilled business leader with particular expertise and insights on delivering merchandise to consumers. As a result of his substantial executive experience and service as a director for public companies Mr. Coulombe brings the strong financial expertise necessary to lead the Board of Directors' Audit Committee.

        G. Louis Graziadio, III, age 60, has been a Director since May 2005. Mr. Graziadio is President and Chief Executive Officer of Second Southern Corp., the managing partner of Ginarra Partners, L.L.C., a closely-held California company involved in a wide range of investments and business ventures. He is also Chairman of the Board and Chief Executive Officer of Boss Holdings, Inc., a distributor of work and hunting gloves, rainwear, rain boots, industrial apparel, pet products and specialty merchandise. Mr. Graziadio is also currently a director of Acacia Research Corporation. From 1984 through 2000, Mr. Graziadio served as a director of Imperial Bancorp, parent company of Imperial Bank, a Los Angeles based commercial bank acquired by Comerica Bank in January 2001. Mr. Graziadio, and companies with which he is affiliated, are significant shareholders in numerous private and public companies. Since 1978, Mr. Graziadio has been active in restructurings of both private and public companies, as well as corporate spin-offs and IPOs. Mr. Graziadio's experience in the consumer apparel industry, as an executive and as an investor, and his years of experience as director of various companies enables him to offer advice and guidance to the Company's management and makes him a valuable part of the Board of Directors.

        Robert L. Harris, II, age 51, has been a Director since May 2005. Mr. Harris has served as President of Acacia Research Corporation since July 2000 and as a director since April 2000. Acacia Research Corporation is the holding company of Acacia Technologies, which develops and licenses intellectual property to the electronics and media industries. Mr. Harris was previously the President and Director of Entertainment Properties Trust from 1997 to July 2000. Mr. Harris brings to the Board his knowledge and experience in intellectual property matters, as well as significant capabilities in operational, financial and strategic planning matters.

        Seth R. Johnson, age 56, was appointed to the Board of Directors in March 2010. Mr. Johnson has recently been an instructor in business strategy at Chapman University's Argyros School of Business and Economics. From 2005 to 2006, Mr. Johnson served as the Chief Executive Officer of Pacific Sunwear of California. From 1999 to 2004, Mr. Johnson was the Chief Operating Officer of Abercrombie & Fitch, and was their Chief Financial Officer from 1992 to 1998. During this period, Mr. Johnson led Abercrombie & Fitch's initial public offering and participated in business growth from sales of $85 million to over $2 billion. With over 30 years of retail experience, including significant executive experience Mr. Johnson is well positioned to provide operational, financial and strategic planning insights with respect to the growth of the Company's business and brand.

        Mark S. Maron, age 54, has been a Director since May 2005. Mr. Maron is a private investor. From September 2005 to December 2008, Mr. Maron was a founding principal with Birchmont Capital Advisors, LLC, a real estate private equity firm. Mr. Maron served as a Managing Director of investment banking in the Los Angeles office of Lehman Brothers, Inc. from 2000 to 2005. Previously, Mr. Maron was with Credit Suisse First Boston Corporation from 1983 to 2000 where he was responsible for managing the firm's western region investment banking effort and coverage of CSFB's financial institution clients in the western United States. Mr. Maron's long-standing investment banking experience makes him a valuable part of the Board of Directors in a volatile economic environment, as well as providing keen insight in the area of stockholder relations.

        Michael F. Buckley, age 46, became the President of our company on April 24, 2006. Prior to joining our company, from 2001 to 2005, Mr. Buckley was the President and Chief Executive Officer of Ben Sherman Group, Ltd's North America division until it was purchased by Oxford Industries. Ben Sherman is a UK-based apparel and footwear company involved in the wholesaling, retailing, licensing, manufacturing and importing of men's, women's and children's apparel, footwear and accessories. Prior to working at Ben Sherman, Mr. Buckley was a Vice President of Diesel Jeans U.S.A. from 1996 to 2001. In this role as Vice President, he oversaw all U.S. based retail and financial operations of Diesel Jeans.

        Lynne Koplin, age 54, became the Chief Operating Officer of our company on January 4, 2010. Prior to joining our company, and since July 2005, Ms. Koplin served as President of the women's division of Tommy Bahama, a maker of luxury lifestyle clothing and accessories. Prior to Tommy Bahama, from April 1999 to June 2005 Ms. Koplin served as President and Chief Executive Officer of Apparel Ventures, Inc., a manufacturer and marketer of branded women's swimwear. Ms. Koplin's additional experience includes executive-level roles at Authentic Fitness, a division of Warnaco, and Cole of California.

        Peter F. Collins, age 45, became the Chief Financial Officer of our company on March 26, 2007. Mr. Collins served as divisional vice president, corporate controller and principal accounting officer for Nordstrom, Inc. from 2004 to March 2007. From 2002 to 2004, Mr. Collins served in various financial roles with Albertson's, Inc., most recently as group vice president and controller. Prior to that, from 1998 until 2002, Mr. Collins was a partner with Arthur Andersen, serving clients in the healthcare, retail, distribution and manufacturing industries.

FURTHER INFORMATION CONCERNING THE BOARD

Director Independence

        The Board has determined that each of Marcello Bottoli, Joseph Coulombe, G. Louis Graziadio, III, Robert L. Harris, II, Seth R. Johnson and Mark S. Maron has no material relationship with us and is an "independent director" within the director independence standards of NASDAQ. Jeffrey Lubell does not meet the aforementioned independence standards as Mr. Lubell serves as our Chief Executive Officer and Chief Merchant.

Board Committees

        Our Board has established an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. Other committees may be established by the Board from time to time. Following is a description of each of the committees and their composition.

        Audit Committee.    Our Audit Committee consists of three directors: Messrs. Coulombe (Chairman), Graziadio and Harris. Our Board has determined that Mr. Coulombe qualifies as an "audit committee financial expert" as that term is defined in Item 407(d)(5)(ii) of Regulation S-K of the Exchange Act and that all members of the Audit Committee are "independent" under NASDAQ independence standards, meet the criteria for independence as set forth in the Exchange Act, have not participated in the preparation of our financial statements at any time during the past three years, and are able to read and understand fundamental financial statements. During 2009, the Audit Committee held six meetings.

        Our Audit Committee charter is available at http://www.truereligionbrandjeans.com. Among other things, the charter calls upon the Audit Committee to:

  •
  engage and replace the independent registered public accounting firm as appropriate;

  •
  evaluate the performance of, independence of and pre-approve all services provided by the independent registered public accounting firm;

  •
  discuss with management and the Company's independent registered public accounting firm the quality of our accounting principles and financial reporting; and

  •
  oversee our internal controls.

        Compensation Committee.    Our Compensation Committee consists of three members: Messrs. Maron (Chairman), Graziadio and Harris. The Board has determined that all of the Compensation Committee members qualify as "independent" under NASDAQ independence standards, are "non-employee directors" under Exchange Act Rule 16b-3, and are "outside directors" under Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code. The Compensation Committee met six times during 2009.

        Our Compensation Committee charter is available at http://www.truereligionbrandjeans.com. Among other things, the charter calls upon the Compensation Committee to:

  •
  assist the Board of Directors in ensuring a proper system of long-term and short-term compensation is in place to provide performance-oriented incentives to management, and ensure that compensation plans are appropriate and competitive and properly reflect the objectives and performance of management and the Company;

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  establish the compensation of all of our executive officers; and

  •
  administer the Company's equity incentive programs.

        The Compensation Committee is responsible for overseeing the determination, implementation and administration of remuneration, including compensation, benefits and perquisites, of all executive officers and other members of senior management whose remuneration is the responsibility of the Board of Directors. The Compensation Committee seeks the views of our Chief Executive Officer and Chief Merchant with respect to establishing appropriate compensation packages for the executive officers (other than his own compensation package). The Compensation Committee also has the authority to delegate its responsibilities to subcommittees of the Compensation Committee if it determines such delegation would be in the best interest of the Company.

        The Compensation Committee has the authority to retain independent counsel, or other advisers as it deems necessary, in connection with its responsibilities at the Company's expense. In 2009 the Compensation Committee engaged Pearl Meyer & Partners, LLC as its compensation consultant. The Compensation Committee may request that any of our directors, officers or employees, or other persons attend its meetings to provide advice, counsel or pertinent information as the Committee requests.

        Nominating and Governance Committee.    Our Nominating and Governance Committee consists of three members: Messrs. Harris (Chairman), Graziadio and Maron. Our Board has determined that all members of the Nominating and Governance Committee qualify as "independent" under NASDAQ independence standards. The Nominating and Governance Committee met twice during 2009. Our Nominating and Governance Committee charter is available at http://www.truereligionbrandjeans.com. Among other things, the charter calls upon the Nominating and Governance Committee to:

  •
  oversee our director nomination and corporate governance functions;

  •
  develop criteria for selecting new directors and to identify individuals qualified to become members of our Board and members of the various committees of our Board;

  •
  recommend director nominees to our Board for election at the annual meeting of stockholders; and

  •
  oversee and administer our Corporate Code of Conduct.

        Public Availability of Corporate Governance Documents.    Our key corporate governance documents, including our Corporate Code of Conduct, our Corporate Governance Guidelines and the charters of our Audit Committee, Compensation Committee and Nominating and Governance Committee, are available on our corporate website and available in print to any stockholder who requests them from our Assistant Secretary.

Director Attendance

        During 2009, our Board held 13 meetings. Each director attended at least 75% of the aggregate of the meetings of our Board and the meetings of each committee of which that director is a member.

Executive Sessions of the Board

        Our independent directors meet regularly in executive session without management to review the performance of management and our Company and any related matters. Generally, executive sessions are held in conjunction with regularly scheduled meetings of our Board. We expect our Board to have a least four executive sessions each year.

Board Leadership

        Our Company is led by its founder, Mr. Lubell, who has served as Chairman of the Board and Chief Executive Officer since June 2003. We believe that combining the role of Chairman of the Board and Chief Executive Officer promotes unified leadership and direction for our Company and provides for a single, clear focus for management to execute the Company's strategy and business plan. Mr. Lubell's industry expertise and intimate knowledge of the Company's operations and strategy make him uniquely positioned and qualified to serve in these capacities, and we believe Mr. Lubell is seen by our customers, business partners, investors and other stakeholders as providing strong leadership for the Company.

        The Company does not have a lead director and does not believe that appointing a lead director would materially impact the performance of the Board of Directors, as it currently employs a variety of structural and operational controls that serve the same purpose. For example, our independent directors meet regularly in executive sessions, and the three chairs of the committees of the Board of Directors rotate in presiding at these sessions. This allows independent directors to speak candidly on any matter of interest, without the Chief Executive Officer or other managers present. Moreover, each committee chair acts as "presiding director" for Board discussions on topics within the sphere of his committee. All Board members are free to suggest the inclusion of items on Board of Directors and committee meeting agendas, and, to the fullest extent possible, all meeting materials and presentations are distributed to the Board of Directors in advance, allowing efficient use of time during meetings for questions and comprehensive deliberations. All Board members have direct and complete access to the Company's management at all times, subject to reasonable time constraints and their judgment. Additionally, the Chief Executive Officer's performance and compensation are evaluated and determined by the compensation committee of the Board of Directors, which is comprised solely of independent directors. Finally, each committee, all of which are comprised solely of independent directors, has the right at any time to retain independent outside financial, legal or other advisors.

 Risk Oversight

        The Board oversees an enterprise wide approach to risk management, designed to support the achievement of the Company's objectives and to maintain stockholder value. The fully-independent Audit Committee is primarily responsible for overseeing the Company's exposure to financial risk and reviewing the steps the Company's management has taken to monitor and control that exposure. The Audit Committee meets at least once per quarter, in addition to periodic meetings with management and internal and independent auditors to accomplish its purpose. While the Audit Committee has primary responsibility for overseeing risk management, the full Board participates in an annual enterprise risk management assessment, which is led by the Company's management. This assessment includes a discussion of the Company's most significant risks as well as a centralized evaluation and determination of the Company's risk appetite, to ensure consensus and mutual understanding between the Board and management. Additionally, each of our committees considers the risks within its area of responsibilities.

Board Qualification and Selection Process

        Our Nominating and Governance Committee reviews, evaluates and proposes prospective candidates for our Board, recommends director nominees for selection to our Board, and based upon this recommendation, our Board selects the nominees for election as directors. The goal of the Nominating and Governance Committee is to maintain a strong and experienced Board and to ensure that each member of our Board possesses the highest personal and professional ethics and integrity and is devoted to representing our best interests and the best interests of our stockholders. The application of these factors involves the exercise of judgment and as a result the Nominating and Governance Committee does not have a standard set of fixed qualifications that it applies to all potential candidates for nomination. Among the factors that the Nominating and Governance Committee considers is diversity. The Nominating and Governance Committee values all types of diversity, including diversity of viewpoint, background, technical skills, industry knowledge and experience and takes such diversity into account when considering the overall mix of qualifications of candidates for nomination to our Board. The Nominating and Governance Committee therefore seeks candidates for nomination to our Board who increase the diversity of our Board in all respects.

        The Nominating and Corporate Governance Committee also considers candidates recommended by our stockholders, provided that the recommendations are made in accordance with the procedures required under our bylaws, as summarized in the "Questions and Answers" section of this Proxy Statement.

Stockholder Meeting Attendance

        As a general matter, all of our directors are encouraged to attend our annual meetings of stockholders. All of our directors attended the 2009 annual stockholders meeting.

Compensation Committee Interlocks and Insider Participation

        During 2009, the Compensation Committee consisted of Messrs. Maron, Graziadio and Harris. None of these individuals was one of our officers or employees at any time during 2009 or prior to 2009. None of our executive officers has served on the board of directors or on the compensation committee of any other entity which had officers who served on our Board or our Compensation Committee.

 EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Program Objectives and Overview

        We believe that compensation of our executive and other officers should be directly and materially linked to our operating performance. We believe that the performance of individual officers is best viewed through the impact of their performance on our company's performance as reflected by achievement of annual performance targets that we consider to be drivers of long-term stockholder value. As a result, for executive officers, our compensation programs focus on the performance of our company, rather than individual performance. Our executives with the most senior leadership positions within our organization have the greatest ability to influence our company's performance. Both the annual and long-term incentive awards as a percentage of total compensation for these executives are greater than that of our other employees.

        The fundamental objectives of our compensation program are to attract, retain and motivate top-quality officers through compensation that is competitive with the market and industry in which we compete for talent and that align the interests of our officers and senior management with the interests of our stockholders. We seek to promote service longevity and to provide our executives with long-term wealth accumulation opportunities, assuming that we are able to maintain a high-level of financial and stock performance. The Compensation Committee evaluates both performance and compensation annually to ensure that we maintain our ability to attract and retain superior employees in key positions and that compensation provided to key employees remain competitive relative to the compensation paid to similarly situated executives of our Comparison Group (as discussed below).

        Overall, we have designed our compensation program to:

  •
  support our business strategy and business plan by clearly communicating what is expected of executive and other officers with respect to goals and by rewarding them for the achievement of results relative to goals;

  •
  recruit, motivate and retain executive talent; and

  •
  create a direct performance alignment with value for stockholders.

        We seek to achieve these objectives through a variety of compensation elements:

  •
  annual base salary;

  •
  an annual cash performance award, the payment of which is conditioned on meeting pre-established performance goals;

  •
  long-term incentive compensation, delivered in the form of performance and time based restricted stock awards that are earned based on the factors described below and that are designed to align executive officers' interests with those of stockholders by rewarding outstanding performance and providing long-term incentives; and

  •
  other executive benefits and perquisites.

        The Compensation Committee also retains the authority to grant additional bonuses, solely in its discretion following review of individual performance of the Named Executive Officers. The purpose of the discretionary bonus is to reward exceptional individual performance. To date, the Compensation Committee has not awarded any additional discretionary bonuses.

        We believe that each element of our executive compensation program helps us to achieve one or more of our compensation objectives. Base salaries, company paid health insurance, and severance and other termination benefits are all primarily intended to attract, motivate and retain qualified executives.

These are the elements of our current executive compensation program where the value of the benefit in any given year generally is fixed. We believe that in order to attract, motivate and retain leading executives, we need to provide executives with predictable benefit amounts that reward the executive's continued service.

        Our annual cash incentive and long term equity are intended to hold executives accountable and reward them for performance over our fiscal year. They also align our executives' interests with those of our stockholders and helps us attract, motivate and retain executives. The long-term equity incentives generally vest on a longer-term basis and are designed to reward performance and continued employment over more than one year. These are the elements of our current executive compensation program that are designed to reward performance and the creation of stockholder value.

        Consistent with our compensation philosophies, our goal for 2009 was to provide each Named Executive Officer with a current executive compensation package that was competitive in light of the compensation paid to comparable executives at companies in the Comparison Group. The Compensation Committee also considered a number of other factors, including level of experience, length of service, scope of duties, pay history, internal pay equity considerations, the financial performance of the Company, broad trends in executive compensation generally, and any employment agreement benefits to which the officer may be entitled. These factors, when considered together, were used as a basis for making compensation decisions on a position by position basis.

        In setting the compensation for our Chief Executive Officer, the Compensation Committee takes into account his additional role as Chief Merchant pursuant to which he leads our design team and is instrumental in the design and development of the merchandise that drive our net sales and net income growth. The Compensation Committee took note of the fact that these functions at many of our competitors are performed by more than one executive and compensated accordingly. The difference in the total direct compensation awarded to our Chief Executive Officer relative to the total direct compensation awarded to each of our other executive officers is generally attributable to differences in the Compensation Committee's assessment of the officers' relative contributions to the performance of the Company, benchmarking data for the positions held by them and general trends in executive compensation. Based on competitive data reviewed by the compensation consultant retained by the Committee, the total direct compensation provided to the chief executive officer position are typically higher than for other executive officers at companies in our Comparison Group and other public companies generally. These differences are generally more pronounced in cases in which the chief executive officer acts in multiple roles.

        In 2009 the Compensation Committee engaged Pearl Meyer & Partners, LLC, which we refer to throughout this discussion as PM&P, as its compensation consultant. With the assistance of PM&P, the Compensation Committee established a comparison group of companies, which we refer to as the "Comparison Group". In establishing the Comparison Group, PM&P first reviewed 57 Apparel/Retail Companies from which it selected a Comparison Group of 16 companies using selection factors previously established by the Compensation Committee, including design dependent premium brands, specialty retail operations, international operations, and performance. These companies include Abercrombie & Fitch Co., Bebe Stores, Inc., Buckle, Inc., Charlotte Russe Holdings, Inc., Chicos' FAS, Inc., Coach, Inc., Guess?, Inc., J. Crew Group, Inc., K Swiss, Inc., New York & Co., Inc., Pacific Sunwear of California, Inc., Phillips Van Heusen Corp., Polo Ralph Lauren, Steven Madden, Ltd., Talbots, Inc. and Tween Brands, Inc. The information gathered from this Comparison Group included base salary, cash incentive compensation and equity incentive compensation. A review of the compensation of companies in our Comparison Group indicated that our Chief Executive Officer and Chief Merchant ranked between the 25th and 50th percentile with regard to base salary and the 75th and 90th percentile with regard to targeted total direct compensation, and our other Named Executive Officers ranked at or below the 25th percentile with respect to base salary and between the 75th and the 90th percentile with regard to targeted total direct compensation.

Governance

        The Compensation Committee oversees our executive compensation and benefit plans and practices, and establishes management compensation policies and procedures to be reflected in the compensation program offered to our executive officers. The Compensation Committee operates under the written charter approved by the entire Board of Directors, a copy of which is available at http://www.truereligionbrandjeans.com. Each of the members of the Compensation Committee meets the definition of "outside director" for purposes of Section 162(m) of the Internal Revenue Code. The Compensation Committee administers our equity incentive plans and our cash bonus plans, including granting performance awards, establishing performance goals and certifying the achievement of the performance goals.

        The Compensation Committee has the authority to retain independent counsel, or other advisers, as it deems necessary, in connection with its responsibilities at the Company's expense. The Compensation Committee may request that any of our directors, officers or employees, or other persons attend its meetings to provide advice, counsel or pertinent information as the Committee requests.

Role of Executive Officers in Compensation Decisions

        Our Chief Executive Officer and Chief Merchant, and our Chief Financial Officer, are involved in the design, development and implementation of our executive compensation programs. These officers typically provide their input through consultation with the Chairman of the Compensation Committee and by presentation to the Compensation Committee as a whole. Our executive officers typically are not present at Compensation Committee meetings during Committee deliberations on the compensation packages to be awarded to our executive officers. Our Chief Executive Officer and Chief Merchant annually reviews the performance of each executive officer (other than his own performance which is reviewed by the Compensation Committee) and presents his conclusions and recommendations regarding base salary and incentive award opportunities to the Compensation Committee for its consideration and approval. The Compensation Committee can exercise its discretion in accepting, rejecting and/or modifying any executive compensation recommendation.

Components of 2009 Executive Compensation

        For the fiscal year ended December 31, 2009, the principal components of compensation for the executive officers were:

  •
  base salary;

  •
  annual cash bonus;

  •
  grants of restricted stock; and

  •
  perquisites and other benefits.

  Base Salary

        The Compensation Committee reviews and approves base salaries for Named Executive Officers annually and in connection with promotions or other changes in responsibilities. In addition, Jeff Lubell, Michael Buckley and Peter Collins have entered into employment agreements or offer letters with the Company that provide for minimum base salaries. For a more complete description of these employment arrangements, see "—Description of Employment Agreements" below. The Compensation Committee generally reviews the base salaries for each Named Executive Officer in the first quarter of each year to set salaries. The Committee considers individual qualifications and job responsibilities, individual compensation history, pay in relation to other executives at the company, individual job performance and future potential, as well as evaluations and recommendations by the Chief Executive Officer with respect to each other Named Executive Officer, in determining base salary. The Company's employment agreement with Mr. Lubell provides that his base salary will increase by at least five percent annually. The Committee has not established a specific formula for determining base salary increases or decreases for the other Named Executive Officers, and the weight given to each of the foregoing factors differs from individual to individual as the Compensation Committee deems appropriate.

        In determining base compensation, the Compensation Committee also considers compensation levels at similarly situated companies for similar positions, referred to as benchmarking. The Committee uses benchmarking as a point of reference for measurement, and has discretion in determining how much weight to place on the benchmarking analysis. Benchmarking helps the Compensation Committee assess whether our level of executive pay is appropriate when compared to industry standards. Our general philosophy is to provide a base salary that is at or below the midpoint of the applicable salary range for companies in the Comparison Group, particularly in light of our decision to place significant emphasis on company wide performance for compensation purposes. A review of the compensation of companies in our Comparison Group indicated that our Chief Executive Officer and Chief Merchant ranked between the 25th and 50th percentile with regard to base salary and our other Named Executive Officers ranked at or below the 25th percentile with respect to base salary.

        In January 2009 the Compensation Committee approved increased base salaries for our Named Executive Officers. The increases were attributable to cost-of-living and market adjustments based on the level of responsibility for each named executive and the Committee's assessment of the changing roles of the named executive officers in the context of a rapidly growing company. The base salary paid to each executive officer for fiscal year 2009 is reflected in the column titled "Salary" of the Summary Compensation Table on page 20 of this Proxy Statement.

  Annual Cash Performance Awards

        We grant cash performance awards that are designed to create a direct link between performance and compensation for our Named Executive Officers by providing cash compensation that is at-risk and contingent on the achievement of overall company performance. Performance awards provide our Named Executive Officers with the potential for an award based on the achievement of one or more levels of performance to be attained with respect to one or more performance criteria, which we refer to as "performance goals." The Compensation Committee approves threshold, target and maximum performance goals and potential cash incentive awards within three months of the beginning of each performance period. Actual potential cash incentive amounts are calculated based on the extent to which the pre-established performance goals are achieved. The Compensation Committee certifies the attainment level of all goals and approves specific payments to executive officers. The Compensation Committee also reviews the performance of each Named Executive Officer and may reduce (but not increase) actual cash incentive payments.

        For 2009, the Compensation Committee set targets based on our earnings before interest expense and taxes after adjustment for significant items that the Compensation Committee determined were not representative of our core operations for the relevant performance period ("Adjusted EBIT"). The Compensation Committee used Adjusted EBIT to set targets after taking into account the advice of the compensation consultant regarding measures of performance used by the Comparison Companies and after taking into account the compensation philosophy of the Company. The Compensation Committee set the specific performance targets for fiscal 2009 so that the Named Executive Officers would be eligible to receive the target level awards if the Company achieved Adjusted EBIT in an amount slightly above 2008 performance, taking into account that, at the time 2009 performance goals were set, the Company was facing a very difficult retail and wholesale environment that would require outstanding performance to achieve the targeted goals. By setting these target level of awards, the

Compensation Committee believed the performance targets were challenging in light of industry and market conditions, trends in the general economy and the high performance of the Company in 2008.

        Depending on performance against the pre-established goals for fiscal 2009, the Named Executive Officers (other than Mr. Lubell and Ms. Gvildys) were eligible to receive cash incentive bonus of between 52.5% and 72.5% of base salary at threshold performance, between 90% and 125% of base salary at target performance and between 160% and 215% of base salary at maximum performance. The percentage incentive amounts generally increase as an executive's responsibilities increase. Mr. Lubell was eligible to receive 3.7% of Adjusted EBIT at threshold performance, 4.5% of Adjusted EBIT at target performance plus 10.5% of Adjusted EBIT in excess of target performance (up to a cap of $4.7 million). The cash incentive opportunity for Mr. Lubell was higher than the other Named Executive Officers principally due to his dual role as chief executive officer and chief merchant, his greater ability to influence broader areas of the company's business and competitive market rates for his position.

        Bonus opportunities for 2009 for Messrs. Lubell, Buckley and Collins were as follows:

Bonus Opportunity(1)
Named Executive Officer	Threshold $56.68 million Adjusted EBIT	Target $70.85 million Adjusted EBIT	Maximum $85.02 million Adjusted EBIT
Jeffrey Lubell	3.7% of Adjusted EBIT	4.5% of Adjusted EBIT	(2)
Michael F. Buckley	72.5% of Base Salary	125% of Base Salary	215% of Base Salary
Peter F. Collins	52.5% of Base Salary	90% of Base Salary	165% of Base Salary

(1)
No cash performance awards were payable if Adjusted EBIT was below $56.68 million. Performance awards for these Named Executive Officers were interpolated for Adjusted EBIT amounts between $56.68 million and $70.85 million; and between $70.85 million and $85.02 million for Mr. Buckley and Mr. Collins.

(2)
If Adjusted EBIT exceeded $70.85 million, Mr. Lubell was entitled to receive an amount equal to the target payout plus 10.5% of Adjusted EBIT in excess of $70.85 million up to a maximum of $4,676,100.

        The annual cash incentive bonus opportunity for Ms. Gvildys for 2009 was equal to 30% of her annual base salary if the Company achieved Adjusted EBIT at least equal to $70.5 million.

        In February 2010, the Compensation Committee certified the Adjusted EBIT achieved by the Company for fiscal year 2009 and each of our Named Executive Officers was paid an annual cash performance award for fiscal year 2009 which is reflected in the column titled "Non-Equity Incentive Plan Compensation" of the Summary Compensation Table on page 20 of this Proxy Statement.

  Grants of Restricted Stock Awards

        The long-term incentive compensation component provides annual awards that are performance based. The objective of the program is to align compensation for executive officers over a multi-year period directly with the interests of our stockholders by motivating and rewarding creation and preservation of long-term stockholder value. Equity ownership for all of our executive officers, other officers, and senior managers is important for purposes of motivation, retention, and alignment with stockholders.

        We do not have, nor do we intend to have, a program, plan or practice to select the grant dates of restricted stock for executive officers in coordination with the release of material non-public information. Restricted stock awards are typically reviewed and granted during the first quarter of each year. All restricted stock awards for executive officers are granted on the date the Compensation

Committee approves the awards using the fair market value of the Company's common stock at the close of that business day.

        In February 2009, our Compensation Committee approved grants of 804,130 shares of restricted stock to our Chief Executive Officer and Chief Merchant, President, Chief Financial Officer, and Senior Vice President of Operations under our 2005 Stock Incentive Plan. These grants were made effective on February 26, 2009. These shares of restricted stock were performance based and vested only if the Company met or exceeded pre-established goals of Adjusted EBIT for fiscal year 2009. The fiscal 2009 Adjusted EBIT performance goals approved by the Compensation Committee with respect to annual long-term equity incentive awards were the same as those approved for cash incentive awards discussed above under "—Annual Cash Incentive Awards." Depending on performance against the pre-established goals for fiscal 2009, the restricted stock awards granted to the Named Executive Officers vested at an approximate value of between 260% and 400% of base salary at threshold performance, between 310% and 490% of base salary at target performance and between 400% and 600% of base salary at maximum performance. For these purposes, the restricted stock is valued at the same price as the Company's unrestricted common stock on the grant date.

        The percentage of base salary for annual long-term equity incentive awards varies depending on the executive's level of responsibility, with more senior executive officers generally eligible to receive a higher percentage of compensation subject to financial performance. The long-term equity incentive award for Mr. Lubell was higher than the other Named Executive Officers principally due to his roles as Chairman, Chief Executive Officer and Chief Merchant, his greater ability to influence broader areas of the company's business, and competitive market rates for his position.

	Performance Based Restricted Share Opportunity(1)
Named Executive Officer	Threshold $56.68 million Adjusted EBIT	Target $70.85 million Adjusted EBIT	Maximum $85.02 million Adjusted EBIT
Jeffrey Lubell	242,662	303,181	376,326
Michael F. Buckley	183,287	223,676	276,679
Peter F. Collins	91,643	112,368	138,870

    (1)
    No performance awards were payable if Adjusted EBIT was below $56.68 million. Performance awards were interpolated for Adjusted EBIT amounts between $56.68 million and $70.85 million; and between $70.85 million and $85.02 million.

        The performance goals for Ms. Gvildys were as follows: threshold performance—Adjusted EBIT of $56,400,000; target performance—Adjusted EBIT of $70,500,000; and maximum performance—Adjusted EBIT of $84,600,000. Performance awards were interpolated for Adjusted EBIT amounts between $56.4 million and $84.6 million, with no shares earned at threshold performance, 6,127 shares earned upon reaching target performance and 12,255 shares earned upon reaching maximum performance.

        In February 2010, the Compensation Committee certified the Adjusted EBIT achieved by the Company for fiscal year 2009. There were no adjustments to EBIT made by the Compensation Committee in determining Adjusted EBIT. As a result, each executive officer earned the following number of restricted shares of which two-thirds vested on February 26, 2010 and one-third will vest on February 26, 2011 (so long as the officer remains continuously employed by us through that date):

Named Executive Officer	Number of Performance Restricted Shares Earned
Jeffrey Lubell	338,879
Michael F. Buckley	249,544
Peter F. Collins	125,302
Kelly Gvildys	9,285

        In addition to the foregoing, in February 2009, Ms Gvildys was granted 10,000 shares of restricted stock to vest as follows: one-third on February 26, 2009, one-third on February 26, 2010, and one-third on February 26, 2011. In January 2010, in connection her hiring, Lynne Koplin, our new chief operating officer, was granted 50,000 shares of restricted stock to vest in two equal installments on January 4, 2011 and January 4, 2012.

        The number of shares awarded to our Named Executive Officers pursuant to the performance based portion of the restricted stock award is reflected in the column titled "Estimated Future Payouts Under Equity Incentive Plan Awards" of the Grants of Plan-Based Awards Table on page 22 of this Proxy Statement.

  Perquisites

        In order to better enable us to attract and retain highly skilled executive officers and to round out a competitive compensation package for our Named Executive Officers, we provide our Named Executive Officers with perquisites and other benefits that we believe are reasonable and consistent with our overall compensation philosophy and objectives. The Compensation Committee periodically reviews the levels of perquisites and other benefits provided to our Named Executive Officers.

        Certain Named Executive Officers receive paid car allowances and fully-paid health insurance.

        The attributed costs and a more detailed description of the perquisites and other personal benefits that we provided each of our Named Executive Officer for fiscal year 2009 are included in the column titled "All Other Compensation," and in the accompanying footnotes, of the Summary Compensation Table on page 20 of this Proxy Statement.

  Change in Control Provisions

        Our Chief Executive Officer and Chief Merchant, President, and Chief Financial Officer have change in control provisions in their employment agreements or employment offer letter. These provisions grant these officers certain compensation and accelerated vesting of equity awards in the event of a change in control. These provisions are based on market comparisons and are an important element in the retention of these executive officers. A summary of these change in control payments is set forth under the heading "Potential Payments Upon Termination or Change in Control" on page 26 of this Proxy Statement.

Risk Assessment

        The Compensation Committee, supported by its compensation consultant, has reviewed the Company's compensation policies and practices and analyzed the potential business risks inherent in such policies and practices. The Compensation Committee believes that the Company's executive compensation policies and practices do not encourage our management to take unnecessary business risks that are reasonably likely to have a material adverse effect on the Company.

Tax and Accounting Implications

  Deductibility of Executive Compensation

        The Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code, which provides that the Company may not deduct for federal income tax purposes annual compensation of more than $1 million paid to certain executive officers. Performance based compensation paid pursuant to stockholder approved plans is not subject to this deduction limit as long as such compensation is approved by "outside directors" within the meaning of Section 162(m). Our Company met the requirements of Section 162(m) in order to deduct compensation in excess of $1.0 million for 2009. Although the Compensation Committee generally intends to structure and administer executive compensation plans and arrangements so that they will not be subject to the deduction limit of Code Section 162(m), the Compensation Committee may from time to time approve non-deductible payments in order to maintain flexibility in structuring appropriate compensation programs in the interests of the Company and our stockholders.

EXECUTIVE OFFICER COMPENSATION

        The following table provides certain summary information concerning the compensation earned by our Chief Executive Officer and Chief Merchant, President, Chief Financial Officer, and our Senior Vice President of Operations in 2009. We refer to theses officers as the Named Executive Officers.

Summary Compensation Table

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards (1)($)		Option Awards (1)($)	Non-Equity Incentive Plan Compensation ($)	Change In Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation (2)($)	Total ($)
Jeffrey Lubell	2009	851,606	—	3,280,418	(5)	—	3,914,396	—	34,595	8,081,015
Chairman, Chief Executive Officer	2008	775,000	—	3,580,861	(5)	—	3,191,850	—	36,949	7,584,660
and Chief Merchant	2007	500,000	—	934,261		—	2,002,281	—	31,070	3,467,612
Michael F. Buckley	2009	493,229	—	2,420,174	(6)	—	833,643	—	23,095	3,770,141
President(3)	2008	470,000	—	2,697,461	(6)	—	627,908	—	22,218	3,817,587
	2007	400,000	—	—		—	446,765	—	21,470	868,235
Peter F. Collins	2009	377,792	—	1,215,822	(7)	—	478,562	—	—	2,072,176
Chief Financial Officer	2008	360,000	—	1,348,739	(7)	—	360,713	—	—	2,069,452
and Assistant Secretary(3)	2007	250,000	—	802,000		—	209,430	—	126,126	1,387,556
Kelly Gvildys	2009	346,590	—	174,505	(8)	—	104,018	—	—	625,113
Senior Vice President	2008	264,135	—	173,900		—	79,574	—	—	517,609
of Operations(4)	2007	—	—	—		—	—	—	—	—

(1)
The amounts reported reflect the grant date fair value of performance shares and/or restricted shares granted in the years ended December 31, 2009, 2008 and 2007. The amounts reported do not reflect compensation actually received by the Named Executive Officers. See the columns under the heading "Estimated Future Payouts Under Equity Incentive Plan Awards" in the Grants of Plan-Based Awards in 2009 table on page 22 for the number of performance shares granted in 2009.

(2)
The following table details the components of this column:

Name	Year	Car Allowance ($)	Company Paid Health Insurance ($)	Relocation Costs ($)	Total ($)
Jeffrey Lubell	2009	30,000	4,595	—	34,595
	2008	30,000	6,949	—	36,949
	2007	24,000	7,070	—	31,070
Michael F. Buckley	2009	14,400	8,695	—	23,095
	2008	14,400	7,818	—	22,218
	2007	14,400	7,070	—	21,470
Peter F. Collins	2009	—	—	—	—
	2008	—	—	—	—
	2007	—	—	126,126	126,126
(3)
Mr. Collins joined us as Chief Financial Officer in March 2007.

(4)
Ms. Gvildys joined us as Senior Vice President of Operations in March 2008.

(5)
Represents the grant date fair value of both performance and non-performance shares awarded. The grant date fair value of the performance shares awarded is based upon the probable outcome of the performance condition as of the grant date, excluding the effect of estimated forfeitures. If the highest level of performance were to be assumed the grant date value of the performance awards would be $4,071,847 and $3,380,900 for 2009 and 2008, respectively. The grant date fair value of the shares awarded and actually earned was $3,666,671 and $4,043,156 for 2009 and 2008, respectively.

(6)
Represents the grant date fair value of both performance and non-performance shares awarded. The grant date fair value of the performance shares awarded is based upon the probable outcome of the performance condition as of the grant date, excluding the effect of estimated forfeitures. If the highest level of performance were to be assumed the grant date value of the performance awards would be $2,993,667 and $2,486,600 for 2009 and 2008, respectively. The grant date fair value of the shares awarded and actually earned was $2,700,066 and $3,005,651 for 2009 and 2008, respectively.

(7)
Represents the grant date fair value of both performance and non-performance shares awarded. The grant date fair value of the performance shares awarded is based upon the probable outcome of the performance condition as of the grant date, excluding the effect of estimated forfeitures. If the highest level of performance were to be assumed the grant date value of the performance awards would be $1,502,573 and $1,243,300 for 2009 and 2008, respectively. The grant date fair value of the shares awarded and actually earned was $1,355,768 and $1,502,843 for 2009 and 2008, respectively.

(8)
Represents the grant date fair value of both performance and non-performance shares awarded. The grant date fair value of the performance shares awarded is based upon the probable outcome of the performance condition as of the grant date, excluding the effect of estimated forfeitures. If the highest level of performance were to be assumed the grant date value of the performance awards would be $132,599 for 2009. The grant date fair value of the shares awarded and actually earned was $208,664 for 2009.

 Grants of Plan-Based Awards

        The following table sets forth information regarding grants of plan-based awards to our Named Executive Officers during the year ended December 31, 2009. No options were awarded to our Named Executive Officers during the year ended December 31, 2009.

										All Other Stock Awards: Number of Shares of Stock or Units (#)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)							Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)		Maximum (#)
Jeffrey Lubell	2/26/2009	2,097,160	3,188,250	4,676,100	—	—		—		—		—
	2/26/2009	—	—	—	242,662	303,181		376,326		—		3,280,418	(3)
Michael F. Buckley	2/26/2009	357,788	616,875	1,061,025	—	—		—		—		—
	2/26/2009	—	—	—	183,287	223,676		276,679		—		2,420,174	(3)
Peter F. Collins	2/26/2009	198,450	340,200	623,700	—	—		—		—		—
	2/26/2009	—	—	—	91,643	112,368		138,870		—		1,215,822	(3)
Kelly Gvildys	2/26/2009	104,018	104,018	104,018	—	—		—		—		—
	2/26/2009	—	—	—	—	6,128	(4)	12,255	(4)	—		66,305	(3)
	2/26/2009	—	—	—	—	—		—		10,000	(5)	108,200	(6)

(1)
These columns report the range of possible cash payouts for 2009 performance under the Annual Cash Performance Awards as described in the Compensation Discussion and Analysis beginning on page 13. The amounts shown in the Threshold, Target and Maximum columns reflect the payout opportunity associated with established levels of performance, as indicated in the Bonus Opportunity table on page 17. No payout is made if minimum performance thresholds are not met. The actual payments are reported in the Summary Compensation Table on page 20, in the column titled, "Non-Equity Incentive Plan Compensation."

(2)
These columns report the range of performance shares targeted for the performance period of the 2009 grant, beginning January 1, 2009, and ending December 31, 2009, as described in the Compensation Discussion and Analysis beginning on page 13. No performance shares vest if minimum performance thresholds are not met. The amounts shown in the threshold, target and maximum columns reflect the potential restricted stock awards corresponding to the established levels of performance, as indicated in the Performance Based Restricted Share Opportunity Table on page 18. The grant date fair value at the target performance level for the Named Executive Officers is included in the amounts shown in the Summary Compensation Table on page 20, in the column titled, "Stock Awards."

(3)
Reflects the grant date fair value of the restricted stock award based on the probable outcome of the performance conditions as of the grant date. These shares of restricted stock are performance based and will vest two-thirds on February 26, 2010 and one-third on February 26, 2011 if the requisite targets are satisfied and the Named Executive Officer remains employed by the Company on the vesting dates. The fair value was $10.82 per share for restricted stock awarded on February 26, 2009.

(4)
Performance goals for Kelly Gvildys are as follows: Minimum Performance Goal—Adjusted EBIT of $56,400,000; Target Performance Goal—Adjusted EBIT of $70,500,000; and Maximum Performance Goal—Adjusted EBIT of $84,600,000.

(5)
These shares of restricted stock vest one-third on the grant date, one-third on the first anniversary of the grant date, and the remaining one-third on the second anniversary of the grant date.

(6)
Reflects the grant date fair value of the restricted stock award. The fair value was $10.82 per share for restricted stock awarded on February 26, 2009.

Options Exercised and Stock Vested

        The following table sets forth information regarding the exercise of stock option awards and the vesting of restricted stock during the year ended December 31, 2009.

	Option Awards
			Stock Awards
	Number of Shares Acquired on Exercise (#)
Name		Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jeffrey Lubell	—	—	188,287	2,412,472
Michael F. Buckley	—	—	157,747	2,186,897
Peter F. Collins	—	—	62,207	797,462
Kelly Gvildys	—	—	6,666	76,426

Outstanding Equity Awards at Year End

        No option awards were outstanding at December 31, 2009.

        The following table sets forth information concerning restricted shares that had not vested and equity incentive plan awards for each of our Named Executive Officers as of December 31, 2009.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Jeffrey Lubell	61,648	1,139,872	338,879	6,265,873
Michael F. Buckley	45,543	842,090	249,544	4,614,069
Peter F. Collins	39,439	729,227	125,302	2,316,834
Kelly Gvildys	13,334	246,546	9,285	171,680

Summary of Equity Compensation Plan

        The following table sets forth information concerning all equity compensation plans and individual compensation arrangements in effect during the year ended December 31, 2009.

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Security Holders	—	—	1,772,640
Equity Compensation Plans Not Approved By Security Holders	—	—	—

Total	—	—	1,772,640

Pension Benefits

        We do not provide any pension benefits to any of our Named Executive Officers or employees.

 Non-Qualified Deferred Compensation

        We do not provide any non-qualified deferred compensation to our Named Executive Officers or employees.

Employment Agreements

        We have entered into employment agreements with Jeffrey Lubell, our Chief Executive Officer and Chief Merchant; Michael F. Buckley, our President; and Peter F. Collins, our Chief Financial Officer.

  Jeffrey Lubell

        Effective January 4, 2006, we entered into an employment agreement, or the CEO Agreement, with Jeffrey Lubell, pursuant to which Mr. Lubell will serve as our Chief Executive Officer and Chief Merchant. The initial term of the CEO Agreement is three years, subject to annual renewals thereafter. The CEO Agreement provides that Mr. Lubell's base salary will be $500,000 per year, subject to increase (but not decrease) in the sole discretion of our Compensation Committee. For 2010, the Compensation Committee has established Mr. Lubell's base salary at $937,750.

        Pursuant to the CEO Agreement, Mr. Lubell is eligible to earn an annual cash performance bonus for year 2007 and subsequent years based on achieving performance goals established by the Compensation Committee.

        The CEO Agreement provides that if we terminate Mr. Lubell's employment without Cause or if Mr. Lubell terminates his employment for Good Reason (each as defined in the CEO Agreement), then (1) Mr. Lubell will receive a severance amount of one and one-half times the sum of Mr. Lubell's base salary in effect on the date of termination plus the average annual bonus received by Mr. Lubell for the two complete years prior to the termination date, and (2) any options or other equity grants received by Mr. Lubell will vest an additional twelve months. However, if less than one year remains in Mr. Lubell's employment term after termination, the aforementioned severance payment will equal the sum of Mr. Lubell's base salary in effect on the date of termination plus the average annual bonus received by Mr. Lubell for the two complete years prior to the termination date. In addition, if we terminate Mr. Lubell's employment without Cause or if Mr. Lubell terminates his employment for Good Reason during the one-year period following a Change in Control (as defined in the CEO Agreement), he would be entitled to receive severance equal to three times the sum of his base salary in effect on the date of termination plus the average annual bonus received by Mr. Lubell for the two complete years prior to the termination date, and all stock options, restricted stock and other equity awards would vest in full. Moreover, the CEO Agreement provides that if any payment made to Mr. Lubell is subject to the "golden parachute" excise tax imposed under the Internal Revenue Code, Mr. Lubell will be entitled to a tax gross-up payment from us to hold him harmless from the effect of such excise tax.

        Effective May 31, 2006, we entered into an Amendment to Employment Agreement, or Amendment No. 1, with Mr. Lubell, amending the CEO Agreement. Pursuant to Amendment No. 1, any payments made to Mr. Lubell in connection with a termination of his employment that are considered to be non-qualified deferred compensation for purposes of Section 409A of the Code and that otherwise would have been payable at any time during the six-month period immediately following such termination of employment will instead be paid in a lump sum as soon as practicable following the expiration of such six-month period. Additionally, any Annual Bonus (as defined in Amendment No. 1) earned by Mr. Lubell will be paid no later than March 15 of the year following the year for which the Annual Bonus is to be paid.

        Effective September 12, 2008, we entered into an Amendment No. 2 to Employment Contract, or Amendment No. 2, with Mr. Lubell, amending the CEO Agreement as amended by Amendment No. 1. Amendment No. 2 provided that Mr. Lubell's base salary was increased to $775,000 and would thereafter increase by at least 5% annually. The initial term of Mr. Lubell's employment with us was also extended through March 31, 2010, subject to automatic three-year extensions thereafter. Amendment No. 2 provides for an increase in the severance payable to Mr. Lubell in the event that we terminate his employment without Cause or if he terminates his employment for Good Reason to an amount equal to three times the sum of Mr. Lubell's base salary in effect on the date of termination plus the average annual bonus received by Mr. Lubell for the two completed years prior to the termination date. If less than one year remains in Mr. Lubell's employment term after termination, the severance payment will equal the sum of Mr. Lubell's base salary in effect on the date of termination plus the average annual bonus received by Mr. Lubell for the two completed years prior to the termination date. Mr. Lubell shall also be entitled to a pro-rated annual bonus if applicable performance goals are satisfied. The amount of such pro-rated bonus will be equal to the greater of: (i) the product of (x) the amount of the annual bonus to which Mr. Lubell would have been entitled if his employment had not been terminated, and (y) a fraction, the numerator of which is the number of days in such year through the date of termination and the denominator of which is the total number of days in such year; or (ii) the product of (x) the amount of the annual bonus to which Mr. Lubell would have been entitled if his employment had not been terminated, and (y) a percentage which represents that percentage of the highest applicable performance goals actually satisfied as of the end of the quarter immediately preceding the date of termination. In addition, all outstanding stock options, restricted stock and other equity awards (except for performance based awards, which will vest only upon satisfaction of the performance goals) received by Mr. Lubell shall fully vest.

        Pursuant to Amendment No. 2, if Mr. Lubell terminates his employment without Good Reason and he has been continuously employed by us for ten years or more immediately preceding his termination, then all outstanding stock options, restricted stock and other equity awards granted to Mr. Lubell under any of our equity incentive plans shall be modified to reflect full vesting upon satisfaction of any applicable vesting goals. Additionally, Mr. Lubell shall be paid a pro-rated annual bonus for any quarterly periods that have been completed during the year in which he is terminated, provided: (i) the minimum performance goals entitling Mr. Lubell to any annual bonus for all such quarters have been met or exceeded on a pro rata basis, and (ii) the minimum performance goals entitling Mr. Lubell to any annual bonus for such year has also been met or exceeded.

  Michael F. Buckley

        Effective April 24, 2006, we entered into an employment agreement, or the President Agreement, with Michael F. Buckley, pursuant to which Mr. Buckley will serve as our President. The initial term of the President Agreement is three years, subject to annual renewals thereafter. The President Agreement provides that Mr. Buckley's base salary will be $400,000 per year, subject to increase (but not decrease) at the discretion of our Compensation Committee or full Board of Directors. For 2010, the Compensation Committee has established Mr. Buckley's base salary at $510,773.

        Pursuant to the President Agreement, Mr. Buckley is eligible to earn an annual performance bonus each year based on achieving performance targets established by the Compensation Committee.

        The President Agreement provides that if we terminate Mr. Buckley's employment without Cause or if Mr. Buckley terminates his employment for Good Reason (each as defined in the President Agreement), (1) Mr. Buckley will receive a severance amount of one times the sum of Mr. Buckley's base salary in effect on the date of termination and the average annual bonus received by Mr. Buckley for the two complete years prior to the termination date, and (2) any options or other equity grants received by Mr. Buckley will vest an additional twelve months. In addition, if we terminate Mr. Buckley's employment without Cause or if Mr. Buckley terminates his employment for Good Reason during the one year period following a Change in Control (as defined in the President Agreement), he would be entitled to receive severance equal to three times the sum of his base salary in effect on the date of termination and the average annual bonus received by Mr. Buckley for the two complete years prior to the termination date, and all stock options, restricted stock and other equity awards would vest in full. The President Agreement also provides that if any payment made to

Mr. Buckley is subject to the "golden parachute" excise tax imposed under the Internal Revenue Code, Mr. Buckley will be entitled to a tax gross-up payment from us to hold him harmless from the effect of such excise tax.

  Peter F. Collins

        Effective March 7, 2007, we entered into an employment letter, or the CFO Employment Letter, with Peter F. Collins, pursuant to which Mr. Collins will serve as our chief financial officer. The CFO Employment Letter provides that Mr. Collins' base salary will be $325,000 per year, subject to increase (but not decrease) at the discretion of our Compensation Committee or full Board of Directors. For 2010, the Compensation Committee has established Mr. Collins' base salary at $391,230.

        Pursuant to the CFO Employment Letter, Mr. Collins is eligible to earn an annual performance bonus each year based achieving performance targets established by the Compensation Committee.

        The CFO Employment Letter provides that if we terminate Mr. Collins' employment within twelve months of a Change in Control (as defined in the CFO Employment Letter), and the reason for the termination of employment is other than for willful misconduct, Mr. Collins will receive one year severance pay, and all outstanding stock options, restricted stock and other equity awards granted to him under any of our equity incentive plans will become immediately vested and exercisable in full. Either Mr. Collins or the Company may terminate his employment by providing 180 days written notice. The Company has the option to ask Mr. Collins to end his employment at any point after such notice is given in exchange for a payment equal to the pro rata portion of his annual base salary for whatever portion of the 180-day notice period remains.

Potential Payments Upon Termination or Change in Control

        The following table reflects the amounts that would be paid if a change in control or other termination event occurred on December 31, 2009 and our stock price per share was the closing market price as of that date. The closing market price of our common stock at December 31, 2009 was $18.49.

	Jeffrey Lubell	Michael F. Buckley	Peter F. Collins
Termination Scenario (12/31/09)
Voluntary Resignation or for Cause	$—	$—	$189,000	(4)

Total	$—	$—	$—

Without Cause or for Good Reason (Not Within One Year of Change in Control)
Pro Rata Bonus(1)	$3,912,750	$833,151	$—
Severance Pay	13,214,400	1,224,030	189,000
Health Benefits Continuation	18,000	36,000	—
Unvested Restricted Stock(2)	7,405,744	3,918,290	—

Total	$24,550,894	$6,011,471	$189,000

Within One Year of Change in Control (Without Cause or for Good Reason)
Pro Rata Bonus(1)	$3,912,750	$833,151	$—
Severance Pay	13,214,400	3,672,089	378,000
Health Benefits Continuation	18,000	36,000	—
Unvested Restricted Stock(2)	7,405,744	5,456,159	3,046,061
280G/4999 Tax Gross Up(3)	—	—	—

Total	$24,550,894	$9,997,399	$3,424,061

	Jeffrey Lubell	Michael F. Buckley	Peter F. Collins
Change in Control—Assuming No Termination
Unvested Restricted Stock	$—	$—	$—

Total	$—	$—	$—

Death or Disability
Pro Rata Bonus(1)	$3,912,750	$833,151	$—
Severance Pay	852,500	493,500	—
Health Benefits Continuation	18,000	36,000	—

Total	$4,783,250	$1,362,651	$—

(1)
Mr. Lubell and Mr. Buckley are entitled to receive a pro rated annual bonus equal to the amount that would have been paid to them based on our earnings and their achievement of specific goals, adjusted to the portion of the year prior to their termination.

(2)
This amount represents the value of the restricted stock that would become vested as a direct result of the termination event or Change in Control, as the case may be, before the applicable stated vesting date. Equity awards are valued at the closing market price of our common stock on December 31, 2009 of $18.49 per share.

(3)
This amount includes any payment of a "gross-up" to offset the estimated amount of the "golden parachute" excise tax that would apply to each Named Executive Officer and the amount of additional excise tax and income and other taxes payable by the Named Executive Officer as a result of the Change in Control.

(4)
Either Mr. Collins or the Company may terminate his employment by providing 180 days written notice. If such notice is provided, the Company has the option to ask Mr. Collins to end his employment in exchange for a payment equal to his base salary for 180 days.

Indemnification Agreements

        In addition to the indemnification provisions contained in our certificate of incorporation and bylaws, we have entered into separate indemnification agreements with each of our directors and executive officers. These agreements require us, among other things, to indemnify each such director and executive officer against all costs, charges, expenses (including legal or other professional fees), damages or liabilities incurred by such individual arising out of, in connection with, or incidental to, any action, suit, demand, proceeding, investigation or claim by reason of such individual's status or service as a director or executive officer, regardless of whether sustained or incurred by reason of the individual's negligence, default, breach of duty or failure to exercise due diligence. However, we will not indemnify such director or executive officer under these agreements if it is proved that such individual's failure to act constituted a breach of his fiduciary duties as a director and such breach of those duties involved intentional misconduct, fraud or a knowing violation of law. The agreements also require us to advance expenses incurred by such individual in connection with any proceeding against such individual with respect to which such individual may be entitled to indemnification by us.

Certain Transactions with Directors and Executive Officers

        Except as disclosed in this Proxy Statement, neither the nominees for election as directors, our directors or executive officers, nor any of their respective associates or affiliates, had any material interest, direct or indirect, in any material transaction to which we were a party during 2009, or which is presently proposed.

 COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee Mark S. Maron (Chairman) G. Louis Graziadio, III Robert L. Harris, II

DIRECTOR COMPENSATION

        Effective April 1, 2009, for serving on our Board in 2009, our independent directors receive (i) an annual cash retainer of $50,000, payable quarterly, for service on our Board, (ii) $1,500 for each Board meeting attended in excess of 10 meetings in any calendar year, (iii) $1,500 for each committee meeting attended in person, (iv) $750 for each committee meeting attended telephonically, and (v) an annual grant of shares of our restricted stock with an aggregate market value of $105,000 (increased to $115,000 effective April 1, 2010) on the date of grant, which shall vest in three equal annual installments on the date of grant, the first anniversary of the date of grant, and the second anniversary of the date of grant. We reimburse all of our directors for the expenses they incur in connection with attending Board and committee meetings. The Chairman of our Audit Committee and the Chairman of our Compensation Committee each receive an annual retainer of $15,000. In addition, we may make additional grants of equity awards to our independent Board members from time to time.

        The following table provides information concerning the compensation of directors who are not Named Executive Officers for the year ended December 31, 2009:

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Marcello Bottoli	37,500	87,500	—	—	—	—	125,000
Joseph Coulombe	67,250	92,998	—	—	—	—	160,248
G. Louis Graziadio, III	60,750	92,998	—	—	—	—	153,748
Robert L. Harris, II	60,750	92,998	—	—	—	—	153,748
Mark S. Maron	61,625	92,998	—	—	—	—	154,623

(1)
Represents the amount of the total fair value of restricted stock awards on the date of grant. The awards shown in this table include all awards granted in 2009 regardless of whether the award is for service in a prior year.

ITEM 2:    RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        Item 2 is the ratification the Company's engagement of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the year ending December 31, 2010. Stockholder ratification of the appointment of our independent registered public accounting firm is not required by the Company's bylaws or otherwise. However, we are submitting this proposal to the stockholders as a matter of good corporate practice.

        The ratification of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the year ending December 31, 2010, will require the affirmative vote of a majority of the shares of common stock present or represented and entitled to vote at the Annual Meeting. All proxies will be voted to approve the appointment unless a contrary vote is indicated on the enclosed proxy card.

        We anticipate that a representative of Deloitte & Touche LLP will attend the Annual Meeting for the purpose of responding to appropriate questions. The representative of Deloitte & Touche LLP will be afforded an opportunity to make a statement if he or she so desires at the Annual Meeting.

        If the appointment of Deloitte & Touche LLP is not ratified, we will reconsider the appointment. Even if the appointment is ratified, we may direct the appointment of a different independent registered public accounting firm at any time during the year if it is determined that such change would be in the best interests of the Company and its stockholders.

        THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2009.

 AUDIT AND NON-AUDIT FEES

        The following table sets forth the aggregate fees billed to the Company by Deloitte & Touche LLP for the audit of our financial statements for 2009 and 2008, and for other services provided by those firms during those periods:

	Year Ended December 31,
	2009	2008
Audit fees	$1,002,443	$1,694,634
Audit-related fees	—	—
Tax fees	—	—
All other fees(2)	2,000	1,500

Total fees	$1,004,443	$1,696,134

    (2)
    All other fees were paid to Deloitte & Touche LLP for accounting policy research tool subscriptions.

        The reports of Deloitte & Touche LLP on our financial statements for the years ended December 31, 2009 and 2008, did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

Pre-Approval Policy

        Our Audit Committee's policy is to pre-approve all audit and permissible non-audit services provided by the independent auditor. These services may include audit services, audit related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the specific service or category of service and is generally subject to a specific budget. The independent auditor and management are required to periodically communicate to our Audit Committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. All audit and permissible non-audit services provided to us in 2009 and 2008 were approved by the Audit Committee.

REPORT OF THE AUDIT COMMITTEE

        THE AUDIT COMMITTEE REPORT IS NOT DEEMED TO BE "SOLICITING MATERIAL" OR TO BE FILED WITH THE SEC OR SUBJECT TO THE SEC'S PROXY RULES OR THE LIABILITIES OF SECTION 18 OF THE EXCHANGE ACT AND THE REPORT SHALL NOT BE DEEMED TO BE INCORPORATED BY REFERENCE INTO ANY PRIOR OR SUBSEQUENT FILING BY THE COMPANY UNDER THE EXCHANGE ACT, EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THE INFORMATION CONTAINED IN THE REPORT BY REFERENCE THEREIN.

        Responsibilities.    The responsibilities of the Audit Committee include hiring the independent registered public accounting firm to audit the Company's consolidated financial statements. Our management has primary responsibility for our internal controls and financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements and our internal controls over financial reporting in accordance with generally accepted auditing standards and for issuing reports thereon. The Audit Committee's responsibility is to evaluate the performance and independence of our independent registered public accounting firm and oversee our internal controls.

        Review with Management and Independent Accountants.    In fulfilling its responsibilities for the financial statements for the year ended December 31, 2009, the Audit Committee has:

  •
  reviewed and discussed the audited financial statements with management and the independent registered public accounting firm;

  •
  discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 114 (The Auditor's Communication With Those Charged With Governance) and other matters, including Rule 2-07 of Regulation S-X; and

  •
  received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the audit committee concerning independence, and discussed with the independent registered public accounting firm the independent accountant's independence from the Company and its management.

        Conclusion.    Based upon the Audit Committee's discussions with management and the independent accountants, the Audit Committee's review of the representations of management and the reports of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended the inclusion of our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the SEC.

        Appointment of Independent Auditors.    On April 28, 2010, the Audit Committee reappointed Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2010.

Respectfully Submitted by the Audit Committee of the Board of Directors,
Joseph Coulombe (Chairman) G. Louis Graziadio, III Robert L. Harris, II

 PRINCIPAL STOCKHOLDERS

        The following table sets forth information regarding beneficial ownership of our common stock as of March 31, 2010, by:

  •
  each of our directors;

  •
  each of our Named Executive Officers;

  •
  all of our directors and Named Executive Officers as a group; and

  •
  all other stockholders known by us to beneficially own more than 5% of our outstanding common stock.

        Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of the date as of which this information is provided, and not subject to repurchase as of that date, are deemed outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

        Except as indicated in the notes to this table, and except pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares shown as beneficially owned by them. Percentage ownership is based on 25,418,897 shares of common stock outstanding on March 31, 2009. Unless otherwise indicated, the address for each of the stockholders listed below is c/o True Religion Apparel, Inc., 2263 E. Vernon Avenue, Vernon, California 90058.

	Beneficial Ownership
Beneficial Owner	Number of Shares (#)	Percent of Total (%)
Jeffrey Lubell(1)	981,438	3.86%
Michael Buckley	343,429	1.35%
Peter F. Collins	222,205	*
Kelly Gvildys	28,332	*
Marcello Bottoli(2)	21,784	*
Joseph Coulombe	22,472	*
G. Louis Graziadio, III	17,472	*
Robert L. Harris, II	37,472	*
Seth R. Johnson	3,928	*
Mark S. Maron	16,957	*
BlackRock, Inc.(3)	1,940,226	7.63%
Columbia Wanger Asset Management, L.P.(4)	2,906,758	11.44%
Next Century Growth Investors, LLC(5)	2,324,602	9.15%
Turner Investment Partners, Inc.(6)	1,405,108	5.53%
Wellington Management Company, LLP(7)	2,150,233	8.46%
Executive Officers and Directors as Group	1,695,489	6.67%

*
Denotes less than 1%

(1)
Includes 74,552 shares held by a trust of which Mr. Lubell is the trustee.

(2)
Includes 7,500 shares held by a grantor trust of which Mr. Bottoli and his minor children are beneficiaries.

(3)
Based on a Schedule 13G filed on January 29, 2010 by BlackRock, Inc., whose address is 40 East 52nd Street, New York, NY 10022.

(4)
Based on a Schedule 13G/A filed on April 5, 2010 by Columbia Wanger Asset Management, L.P., whose address is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606. The figure reported includes shares held by Columbia Acorn Trust, a Massachusetts business trust that is advised by Columbia Wanger Asset Management, L.P. Columbia Acorn Trust holds approximately 9.84% of the total outstanding shares of the Company's common stock.

(5)
Based on a Schedule 13G jointly filed on February 12, 2010 by Next Century Growth Investors, LLC, Thomas L. Press and Donald M. Longlet, whose address is 550 Wayzata Blvd., Suite 1275, Minneapolis, MN 55416.

(6)
Based on a Schedule 13G filed on February 9, 2010 by Turner Investment Partners, Inc., whose address is 1205 Westlakes Drive, Suite 100, Berwyn, PA 19312

(7)
Based on a Schedule 13G/A filed on February 12 2010 by Wellington Management Company, LLP, whose address is 75 State Street, Boston Massachusetts 02109. The figure reported includes shares held of record by clients of Wellington Management Company, LLP.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires our directors, officers (including a person performing a principal policy making function) and persons who own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities of ours. Directors, officers and 10% holders are required by SEC's regulations to send us copies of all of the Section 16(a) reports they file. Based solely upon a review of the copies of the forms sent to us and the representations made by the reporting persons to us, other than as described below, we believe that during the year ended December 31, 2009 our directors, officers and 10% holders complied with all filing requirements under Section 16(a) of the Exchange Act.

        Jeffrey Lubell filed a late Form 4 on January 30, 2009 to report the disposition of shares of common stock to pay the withholding tax in connection with the vesting of restricted shares on January 2, 2009.

        Michael F. Buckley filed a late Form 4 on January 30, 2009 to report the disposition of shares of common stock to pay the withholding tax in connection with the vesting of restricted shares on January 2, 2009.

        Kelly Gvildys filed a late Form 4 on March 30, 2009 to report the disposition of shares of common stock to pay the withholding tax in connection with the vesting of restricted shares on March 17, 2009.

        Marcello Bottoli filed a late Form 4 on June 25, 2009 to report the vesting of restricted shares on March 11, 2009.

        Mark S. Maron filed a late Form 4 on May 20, 2009 to report disposition of shares of common stock by open market or private sale on May 11, 2009.

ON BEHALF OF THE BOARD OF DIRECTORS

Peter F. Collins Chief Financial Officer and Assistant Secretary

April 29, 2010
2263 E. Vernon Avenue
Vernon, California 90058

ANNUAL MEETING OF STOCKHOLDERS

OF

TRUE RELIGION APPAREL, INC.

June 22, 2010

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL

The Notice of Meeting, proxy statement and proxy card

are available at http://investor.truereligionbrandjeans.com.

Please sign, date and mail

your proxy card in the

envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE PROPOSALS LISTED BELOW.  PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.  PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.  To elect directors to hold office until the 2011 annual meeting of stockholders or until their successors are  elected.

☐ FOR ALL NOMINEES LISTED

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (see instructions below)

NOMINEES:
☐ Jeffrey Lubell
☐ Marcello Bottoli
☐ Joseph Coulombe
☐ G. Louis Graziadio, III
☐ Robert L. Harris, II
☐ Seth R. Johnson
☐ Mark S. Maron

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and mark the box next to each nominee you wish to withhold, as shown here:  ☒

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2010.	☐ FOR	☐ AGAINST	☐ ABSTAIN

The undersigned hereby revokes any other proxy to vote at the Annual Meeting, and hereby ratifies and confirms all that said attorneys and proxies and each of them may lawfully do by virtue hereof.  With respect to matters not known at the time of the solicitation hereof, said proxies are authorized to vote in accordance with their best judgment.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF (A) NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 22, 2010, (B) THE ACCOMPANYING PROXY STATEMENT AND (C) THE ANNUAL REPORT OF THE COMPANY FOR THE YEAR ENDED DECEMBER 31, 2009.

THIS PROXY WILL BE VOTED AS SPECIFIED, OR, IF NO CHOICE IS SPECIFIED, WILL BE VOTED FOR THE SEVEN NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS LISTED ABOVE AND FOR PROPOSALS 2.
IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY CONFERS AUTHORITY TO AND SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE PROXIES.

STOCKHOLDERS ARE URGED TO MARK, DATE, SIGN AND RETURN THIS PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

Signature of Stockholder	Date	Signature of Stockholder	Date

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving fully title as such. If signer is a partnership, please sign in partnership name by authorized person.

FORM OF PROXY CARD

TRUE RELIGION APPAREL, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS ON JUNE 22, 2010

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned herby appoints Jeffrey Lubell and Peter F. Collins, or either of them, each with full power of substitution, as proxies of the undersigned to attend the Annual Meeting of Stockholders of True Religion Apparel, Inc. to be held on Tuesday, June 22, 2010 at 10:00 a.m. local time, and at any adjournment or postponement thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present as indicated on the reverse side.

(Continued and to be signed on the reverse side.)